NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION LTD. REPORTS

FIRST QUARTER 2012 RESULTS

HOUSTON, May 9, 2012 – Gastar Exploration Ltd. (NYSE Amex: GST) (“Gastar”) today reported financial and operating results for the three months ended March 31, 2012.

Net loss attributable to Gastar’s common shareholders for the first quarter of 2012 was $6.3 million, or $0.10 per diluted share. This compares to a net loss of $1.9 million, or $0.03 per share, for the first quarter of 2011. Excluding the impact of an unrealized hedging loss of $1.5 million and litigation settlement expense of $1.3 million and other special items, adjusted net loss attributable to common shareholders was $3.5 million, or $0.06 per share for the first quarter of 2012. Excluding an unrealized hedging loss of $1.9 million and other special items, adjusted net loss for the first quarter of 2011 was $38,000, or $0.00 per share. (See the accompanying reconciliation of net loss per common share to this non-GAAP financial measure at the end of this news release.)

Our net cash flow provided by operations before working capital changes for the first quarter of 2012 was $1.7 million, and adjusted for the $1.3 million litigation settlement expense was $2.9 million, compared to net cash flow provided by operations before working capital changes of $4.5 million for the first quarter of 2011. (See the accompanying reconciliation of cash flow before working capital changes and as adjusted for special items to GAAP financial measures at the end of this news release.)

Natural gas, oil and natural gas liquids (NGLs) revenues increased 7% to $10.7 million in the first quarter of 2012, up from $10.0 million in the first quarter of 2011. The increase was the result of a 32% increase in production volumes partially offset by a 19% decrease in realized commodity prices. Average daily production was 29.4 million cubic feet of natural gas equivalent (MMcfe) per day for the first quarter of 2012, compared to 22.6 MMcfe per day for the same period in 2011. Liquids revenues (oil and NGLs, including condensate) represented approximately 47% of our total revenues before hedge impact for the first quarter of 2012 compared to 13% for the first quarter of 2011. Oil and NGLs daily production represented approximately 16% of total production for the first quarter of 2012 compared to 3% of daily production for the prior-year period. Sequentially, average daily production in the first quarter of 2012 increased 33% from fourth quarter 2011 production of 22.1 MMcfe per day.

Higher production volumes in the first quarter of 2012 were primarily due to the impact of our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia, partially offset by natural declines from our natural gas wells in East Texas. During the last several quarters, Gastar’s operated production and sales in West Virginia have been curtailed by issues with condensate handling, dehydration limitations and high line pressures on a third-party-operated gathering system. The operator has been gradually resolving these issues, with total resolution expected by the end of the second quarter.

J. Russell Porter, Gastar's President and CEO, stated, “Throughout this year as we continue to develop our liquids-rich Marcellus Shale acreage, we should see substantial revenue growth resulting from our increasing production volumes of high-value condensate and natural gas liquids. Gastar’s operations in Marshall County are progressing on schedule, with at least three wells expected to come on production in the second quarter and another 10 to 15 wells expected to be brought on line in the second half of this year. As we continue to swap acreage with adjacent operators and block up our acreage to optimize our drilling positions, we believe we have identified an additional 70 locations for future development in Marshall County. This large opportunity set, coupled with our acreage in Wetzel County, West Virginia and the acreage position we are acquiring in a potential Mid-continent oil play gives us substantial running room for future liquids growth.”

Approximately 78% of our first quarter natural gas production was hedged with downside price protection. The realized effect of our natural gas hedging was an increase of $2.5 million in revenues and an increase in total price received from $1.96 per thousand cubic feet (Mcf) to $3.09 per Mcf. Also during the first quarter of 2012, approximately 69% of our oil production was hedged, which resulted in a realized decrease of $78,000 in oil revenues and a decrease in total price realized from $74.74 per barrel to $71.76 per barrel. Approximately 13% of our first quarter 2012 NGLs production was hedged. The realized effect was a decrease of $2,000 in NGLs revenues and a decrease in total price realized from $39.80 per barrel to $39.76 per barrel. We continue to maintain an active hedging program covering a portion of our estimated future natural gas, oil and NGLs production.

Lease operating expense (LOE) was $2.4 million in the first quarter of 2012 compared to $1.7 million in the first quarter of 2011. LOE per Mcf equivalent (Mcfe) of production increased to $0.90 in the latest quarter from $0.84 in the first quarter of 2011. The increase in the expense per Mcfe was primarily due to higher workover costs of $0.07 per Mcfe and higher general LOE costs of $0.04 per Mcfe, partially offset by a $0.05 per Mcfe decrease in ad valorem taxes.

Depreciation, depletion and amortization (DD&A) was $5.7 million in the first quarter of 2012, up from $4.1 million in the first quarter of 2011. The DD&A rate for the first quarter of 2012 was $2.11 per Mcfe compared to $2.02 per Mcfe for the same period in 2011. The increase in DD&A expense was the result of a 4% increase in the DD&A rate per Mcfe and a 32% increase in production. The increase in the rate is primarily due to higher proved costs associated with East Texas wells drilled last year and a reclassification of undeveloped East Texas leasehold costs from unproved to proved properties in 2011.

General and administrative (G&A) expense was $3.2 million in the first quarter of 2012, up from $2.9 million for the first quarter of 2011, and includes non-cash, stock-based compensation expense of $892,000 for the first quarter of 2012 and $705,000 for the first quarter of 2011.

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Operations Review and Update

Marcellus Shale

Net production from the Marcellus Shale area averaged approximately 14.0 MMcfe per day in the first quarter of 2012, compared to 0.7 MMcfe per day for the first quarter of 2011 and 5.2 MMcfe per day in the fourth quarter of 2011.

In Marshall County, West Virginia, we began the first quarter with nine operated Marcellus wells on production. During March and April 2012 we placed on production the three-well Hall and five-well Hendrickson pads, respectively. Our average working interest (WI) in the currently producing 17 wells is 43.5%, and the average well lateral length is approximately 4,700 feet.

Our Marshall County horizontal drilling and fracture stimulation program continues to be very active, with fracture stimulation operations currently in progress on the three-well Accettolo pad (50% WI) to be followed by stimulation operations on the five-well Burch Ridge pad (50.0% WI). We anticipate first production from wells drilled from the Accettolo pad and the Burch Ridge pad in August 2012. We have commenced drilling operations on the four-well Wayne pad (45% WI) and on five of the 10 wells to be drilled on the Shields pad (50% WI). We anticipate returning to the Wengerd pad after the Wayne and Shield drilling operations have been completed to drill the remaining five wells on that pad. These wells are expected to be brought on production at various times in the second half of this year.

Liquids production yields currently are averaging about 25 to 30 barrels of condensate and 40 to 50 barrels of NGLs per MMcf of natural gas produced. We believe the condensate and NGLs production per MMcf of natural gas produced could increase once the associated gathering system line pressures are resolved, and we anticipate higher liquid yields as our drilling trends to the Western portion of the Marcellus Shale.

In Butler County, Pennsylvania, we participated in seven non-operated wells (19.2% WI). Three of the seven wells were placed on sales on December 1, 2011 but were subsequently shut-in to accommodate the fracture stimulation of the remaining four wells in January 2012. The four wells were stimulated and placed on production in February, with the first three wells being returned to production by April 2012.

Capital expenditures net to Gastar for the first quarter in the Marcellus Shale were $28.3 million. For the remainder of 2012, we have budgeted $74.7 million for drilling, completion, infrastructure, lease acquisition and seismic costs in the liquids-rich window of the Marcellus Shale, of which $63.6 million will be devoted to drilling activities.

East Texas

In East Texas, first quarter net production from the Hilltop area averaged 14.1 MMcfe per day, down from 20.4 MMcfe per day in the first quarter of 2011 and 15.5 MMcfe per day in the fourth quarter of 2011. The lower volumes reflect natural declines in field production.

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First quarter capital expenditures in East Texas were $1.9 million. While natural gas prices remain depressed, we intend to limit our new investments in East Texas to lease renewals and recompletions, with $4.7 million budgeted for the balance of 2012. We will also continue to monitor activity of other operators on nearby and adjacent acreage as they work to identify and develop various oil formations that may potentially underlie our acreage in East Texas.

Mid-Continent Acreage

As of March 31, 2012, Gastar has acquired 12,500 gross (5,100 net) acres in its Mid-Continent oil-focused venture and expects to drill and complete three gross (1.5 net) initial horizontal wells in the second half of 2012.

Guidance for Second Quarter of 2012

We are providing the following guidance for the second quarter of 2012:

Production	29 – 32 MMcfe per day
Liquids percentage of production	17% to 20%
Lease operating expenses	$2.2 – $2.5 million
Transportation, treating and gathering	$1.2 – $1.3 million
Cash G&A	$2.3 – $2.5 million
Stock compensation expense	$0.8 – $0.9 million

Liquidity and Capital Budget

At March 31, 2012, we had cash and cash equivalents of $9.6 million and a net working capital deficit of approximately $18.8 million. The working capital deficit includes $18.3 million of advances from non-operating partners.

Availability under our $100.0 million Revolving Credit Facility was $65.0 million at March 31, 2012. Capital expenditures for the remainder of 2012, excluding acquisitions, are projected to be approximately $97.2 million. We expect to spend $74.7 million in the Marcellus Shale, $4.7 million in East Texas, $13.5 million on a new Mid-Continent oil-focused venture, and $4.3 million for capitalized interest and other costs. We plan on funding this capital activity through existing cash balances, internally generated cash flow from operations, borrowings under the Revolving Credit Facility and possible future at-the-market issuances of Gastar USA Series A Preferred Stock, subject to market and other conditions.

Preferred Share Issuances

Gastar Exploration USA, Inc., a wholly-owned subsidiary of Gastar (“Gastar USA”), issued 1,617,394 shares of its Series A Preferred Stock in the first quarter of 2012 for net proceeds of $30.8 million. From April 1 to May 3, 2012, Gastar USA issued an additional 260,562 preferred shares for net proceeds of $5.0 million, bringing total preferred shares issued and outstanding to 3,242,499.

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Conference Call

Gastar’s management team will hold a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 480-629-9771 and ask for the Gastar conference call. A replay will be available and will be accessible through May 17, 2012. To access the replay, dial 303-590-3030 and enter the pass code 4532670#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or e-mail dmw@drg-l.com.

About Gastar

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. We are currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. We also hold prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2012	2011
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$6,911	$9,077
Oil	1,883	951
NGLs	1,884	-
Total natural gas, oil and NGLs revenues	10,678	10,028
Unrealized hedge loss	(1,524)	(1,899)
Total revenues	9,154	8,129

EXPENSES:
Production taxes	453	109
Lease operating expenses	2,416	1,707
Transportation, treating and gathering	1,179	1,103
Depreciation, depletion and amortization	5,653	4,112
Accretion of asset retirement obligation	94	125
General and administrative expense	3,161	2,880
Litigation settlement expense	1,250	-
Total expenses	14,206	10,036

LOSS FROM OPERATIONS	(5,052)	(1,907)

OTHER INCOME (EXPENSE):
Interest expense	(27)	(32)
Investment income and other	2	2
Foreign transaction gain	3	2

LOSS BEFORE PROVISION FOR INCOME TAXES	(5,074)	(1,935)

Provision for income taxes	-	-

NET LOSS	$(5,074)	$(1,935)
Dividend on preferred stock attributable to non-controlling interest	1,236	-
NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(6,310)	$(1,935)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.10)	$(0.03)
Diluted	$(0.10)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,336,437	63,024,481
Diluted	63,336,437	63,024,481

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,646	$10,647
Accounts receivable, net of allowance for doubtful accounts of $548 and $551, respectively	5,277	10,706
Commodity derivative contracts	20,927	19,385
Prepaid expenses	1,064	1,243
Total current assets	36,914	41,981

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	85,298	78,302
Proved properties	544,473	514,357
Total natural gas and oil properties	629,771	592,659
Furniture and equipment	1,749	1,629
Total property, plant and equipment	631,520	594,288
Accumulated depreciation, depletion and amortization	(314,201)	(308,548)
Total property, plant and equipment, net	317,319	285,740

OTHER ASSETS:
Restricted cash	50	50
Commodity derivative contracts	4,153	4,130
Deferred charges, net	760	535
Advances to operators and other assets	2,102	2,067
Total other assets	7,065	6,782
TOTAL ASSETS	$361,298	$334,503

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,168	$17,693
Revenue payable	6,873	4,137
Accrued interest	102	144
Accrued drilling and operating costs	5,003	4,647
Advances from non-operators	18,278	19,523
Commodity derivative contracts	9,782	6,479
Commodity derivative premium payable	3,612	4,725
Accrued litigation settlement liability	1,450	800
Other accrued liabilities	1,486	1,723
Total current liabilities	55,754	59,871

LONG-TERM LIABILITIES:
Long-term debt	35,000	30,000
Commodity derivative contracts	1,842	1,163
Asset retirement obligation	8,388	8,275
Total long-term liabilities	45,230	39,438

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 65,743,543 and 64,706,750 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	316,346	316,346
Additional paid-in capital	26,037	25,376
Accumulated deficit	(140,229)	(133,919)
Total shareholders' equity	202,154	207,803
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $74,548 and $34,114 at March 31, 2012 and December 31, 2011, respectively	58,160	27,391
Total equity	260,314	235,194
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$361,298	$334,503

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2012	2011
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,074)	$(1,935)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	5,653	4,112
Stock-based compensation	892	705
Unrealized hedge loss	1,524	1,899
Realized gain on derivative contracts	(220)	(442)
Amortization of deferred financing costs and debt discount	42	64
Accretion of asset retirement obligation	94	125
Dividend on preferred stock attributable to non-controlling interest	(1,236)	-
Changes in operating assets and liabilities:
Accounts receivable	5,429	(1,677)
Commodity derivative contracts	-	(54)
Prepaid expenses	26	330
Accounts payable and accrued liabilities	(4,633)	(1,524)
Net cash provided by operating activities	2,497	1,603

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(35,494)	(23,196)
Advances to operators	(1,911)	-
(Use of proceeds) proceeds from non-operators	(1,245)	6,746
Purchase of furniture and equipment	(120)	(130)
Net cash used in investing activities	(38,770)	(16,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	24,000	22,000
Repayment of revolving credit facility	(19,000)	(2,000)
Proceeds from issuance of preferred stock, net of issuance costs	30,769	-
Deferred financing charges	(267)	-
Other	(230)	62
Net cash provided by financing activities	35,272	20,062

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,001)	5,085
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,647	7,439
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,646	$12,524

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES

PRODUCTION AND PRICES

	For the Three Months Ended
	March 31,
	2012	2011

Production:
Natural gas (MMcf)	2,237	1,966
Oil (MBbl)	26	11
NGLs (MBbl)	47	-
Total production (MMcfe)	2,678	2,031

Total (Mmcfe/d)	29.4	22.6

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$1.96	$3.35
Natural gas per Mcf, including impact of realized hedging activities	$3.09	$4.62
Oil per Bbl, excluding impact of realized hedging activities	$74.74	$88.05
Oil per Bbl, including impact of realized hedging activities	$71.76	$88.05
NGLs per Bbl, excluding impact of realized hedging activities	$39.80	$-
NGLs per Bbl, including impact of realized hedging activities	$39.76	$-

Average sales price per Mcfe, excluding impact of realized hedging activities	$3.08	$3.71
Average sales price per Mcfe, including impact of realized hedging activities	$3.99	$4.94

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended March 31,
	2012	2011
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(6,310)	$(1,935)
SPECIAL ITEMS:
Unrealized hedge loss	1,524	1,899
Litigation settlement expense	1,250	-
Foreign transaction gain	(3)	(2)

ADJUSTED NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(3,539)	$(38)

ADJUSTED NET LOSS PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.06)	$(0.00)
Diluted	$(0.06)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,336,437	63,024,481
Diluted	63,336,437	63,024,481

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Reconciliation of Cash Flows from Operations Before Working Capital Changes and Special Items:

	For the Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,074)	$(1,935)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,653	4,112
Stock-based compensation	892	705
Unrealized hedge loss	1,524	1,899
Realized gain on derivative contracts	(220)	(442)
Amortization of deferred financing costs and debt discount	42	64
Accretion of asset retirement obligation	94	125
Dividend on preferred stock attributable to non-controlling interest	(1,236)	-
Cash flows from operations before working capital changes (1)	1,675	4,528
Litigation settlement expense	1,250	-
Foreign transaction gain	(3)	(2)
Adjusted cash flows from operations for special items	$2,922	$4,526

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